UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

August 31, 2022
Date of report (Date of earliest event reported)

Surmodics, Inc.
(Exact Name of Registrant as Specified in its Charter)

Minnesota	0-23837	41-1356149
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9924 West 74th Street Eden Prairie, Minnesota	55344
(Address of Principal Executive Offices)	(Zip Code)

(952) 500-7000
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a‑12 under the Exchange Act (17 CFR 240.14a‑12)

☐ Pre‑commencement communications pursuant to Rule 14d‑2(b) under the Exchange Act (17 CFR 240.14d‑2(b))

☐ Pre‑commencement communications pursuant to Rule 13e‑4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.05 par value	SRDX	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 7.01          Regulation FD Disclosure.

On August 31, 2022 at 12:30 p.m. Eastern Time, a prerecorded presentation by Gary Maharaj, President and Chief Executive Officer, and Tim Arens, Senior Vice President of Finance and Chief Financial Officer, of Surmodics, Inc. (the “Company”) to the investment community at the Gilmartin Emerging Growth Company Showcase will be webcast.

In the webcast the following disclosures are made:

Gary Maharaj (with regard to the U.S. Food and Drug Administration’s premarket approval (“PMA”) review of Company’s SurVeil™ drug-coated balloon (“DCB”)):  “We are close, and when I say close, I mean in the matter of months, or weeks, in terms of being able to submit what we believe is our final responses to the FDA’s questions during the PMA filing.  Now, there’s still time left on the clock with the agency.  So, from the time we complete our responses to the questions that they’ve had, and this is the entirety of questions:  clinical, mortality, pre-clinical, biocompatibility -- it could take approximately four months I believe, to be able to secure the pre-market approval.  Now I am saying to secure it, as if it is going to happen -- I am quite confident -- but I will give the fine print that with any regulatory agency, you could always get further questions and more delays as we have experience in the past.  But that’s exciting because we are looking forward to having that product commercially available with our partner -- commercialization partner Abbott in our Fiscal ‘23.”

Tim Arens:  “[T]his year . . . , I think we will finish around low fifty millions in terms of R&D spend.”

Tim Arens:  “[U]nlike R&D growth, which I expect will be lower than the revenue growth, I do expect that the SG&A investments are probably going to grow at a rate greater than our topline, at least in the near term or at least maybe a few years.”

Tim Arens:  “[W]e are actively looking to enhance liquidity on the balance sheet and our access to capital.  For liquidity, we don’t intent to do it on a dilutive bases, and you know, we know we currently have a 25-million-dollar revolver in place on which we have drawn 10 million. . . I would just guide people to think that we will be increasing that amount - - greater than the 25 million.  I don’t anticipate necessarily using all the available liquidity. However, we retain the right for flexibility based upon business conditions as well as opportunities to invest into the future.”

The full webcast of the presentation will be available at the following URL: https://kvgo.com/corporate-services/surmodics-aug-2022.  The presentation will be archived on the Company’s website for 90 days following the webcast.

The information in this Item 7.01, the webcast of the investor presentation, and the recording of the presentation shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to liabilities under Section 18, nor shall such information be deemed incorporated by reference into any filings of the Company under the Securities Act of 1933, as amended, or the Exchange Act.

Safe Harbor for Forward-looking Statements

The quotations above and other statements in the presentation about future or expected events are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including, without limitation: (1) the Company’s ability to successfully develop and commercialize its SurVeil DCB (including realization of the full potential benefits of its agreement with Abbott), AvessTM DCB, Sundance™ DCB, and other proprietary products; (2) whether and when the FDA grants premarket approval to the SurVeil DCB; (3) the Company’s reliance on third parties (including its customers and licensees) and their failure to successfully develop, obtain regulatory approval for, market, and sell products incorporating the Company’s technologies; (4) possible adverse market conditions and possible adverse impacts on the Company’s cash flows; (5) the impacts, duration, and severity of the global COVID pandemic and the effects of responses to it on healthcare systems, the general economy, the Company’s business partners, and the Company’s operations; (6) the Company’s ability to integrate the acquisition of Vetex Medical Limited successfully and realize the anticipated benefits of the acquisition; (7) current and future supply chain constraints; (8) whether anticipated increases in the Company’s operating expenses are effective in generating profitable revenues; and (9) the factors identified under “Risk Factors” in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2021 and subsequent SEC filings. These reports are available in the Investors section of the Company’s website at https://surmodics.gcs-web.com and at the SEC website at www.sec.gov. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events

Item 9.01          Financial Statements and Exhibits.

           (d)           Exhibits.

Exhibit Number	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SURMODICS, INC.

Date: August 31, 2022	/s/Timothy J. Arens
Timothy J. Arens
Senior Vice President of Finance and Chief Financial Officer